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August 5, 2004                                                       Exhibit 5.1
                                                                     -----------

                                                    Mayer, Brown, Rowe & Maw LLP
                                                       190 South La Salle Street
                                                    Chicago, Illinois 60603-3441

                                                         Main Tel (312) 782-0600
                                                         Main Fax (312) 701-7711
                                                          www.mayerbrownrowe.com



To:  The parties listed on Exhibit A

Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as special counsel for JII Holdings, LLC ("Holdings"), JII Holdings Finance Corporation ("Finance" and, together with Holdings, the "Issuers"), Jordan Industries, Inc. ("JII") and the prospective guarantors listed on Exhibit A hereto (the "Prospective Guarantors") in connection with the preparation of a registration statement on Form S-4 (No. 333-116554) (the "Registration Statement") that has been filed with the Securities and Exchange Commission relating to the registration of (i) the 13% Senior Secured Notes due 2007 to be co-issued by the Issuers (the "Notes"), (ii) the unconditional guarantee (the "JII Guarantee") as to the payment of principal and interest on the Notes by JII and (iii) the prospective unconditional guarantees (the "Prospective Guarantees") as to the payment of principal and interest on the Notes that may be issued in the future by the Prospective Guarantors. Pursuant to the Registration Statement, the Issuers are offering to exchange (the "Exchange Offer") up to $173,333,300 aggregate principal amount of the Notes for a like amount of their outstanding 13% Senior Secured Notes due 2007 (the "Original Notes") and to exchange the JII Guarantee for the unconditional guarantee as to the payment of principal and interest on the Original Notes by JII (the "Original JII Guarantee"). The Notes and the JII Guarantee will be issued upon consummation of the Exchange Offer. The Original Notes and the Original JII Guarantee were, and the Notes, the JII Guarantee and, if and when issued, the Prospective Guarantees will be, issued pursuant to an indenture, dated as of February 18, 2004 (the "Indenture") among the Issuers, JII, the Prospective Guarantors and U.S. Bank National Association, as trustee (the "Trustee").

         In our capacity as counsel to the Issuers, JII and the Prospective Guarantors, we have examined such documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not



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August 5, 2004
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independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Issuers, JII and the Prospective Guarantors and others.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

         (1) When the Notes and the JII Guarantee have been executed by the Issuers and JII, respectively, the Notes (to which the JII Guarantee will be affixed) have been authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to holders tendering into the Exchange Offer in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Notes and the JII Guarantee will be legally issued and will constitute valid and binding obligations of the Issuers and JII, respectively, enforceable against the Issuers and JII, respectively, in accordance with their terms.

         (2) If and when the Prospective Guarantees are executed by a Prospective Guarantor in accordance with the terms of the Indenture, the Prospective Guarantee will be legally issued and will constitute a valid and binding obligation of the Prospective Guarantor, enforceable against the Prospective Guarantor in accordance with its terms.

         The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

         In rendering the opinion set forth above, we have assumed that the Prospective Guarantors have complied with all aspects of the laws of their jurisdiction of organization in connection with the issuance of the Notes.

         We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the prospectus included as part of the Registration Statement.

                                            Very truly yours,





                                            /s/ MAYER, BROWN, ROWE & MAW LLP

                                            MAYER, BROWN, ROWE & MAW LLP

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                                                                       Exhibit A



JII Holdings, LLC
JII Holdings Finance Corporation
Jordan Industries, Inc.

Prospective Guarantors

ABC Transmission Parts Warehouse, Inc.
Alma Products I, Inc.
ATCO Products, Inc.
Beemak Plastics, Inc.
Cho-Pat, Inc.
DACCO Incorporated
DACCO/Detroit of Alabama, Inc.
DACCO/Detroit of Arizona, Inc.
DACCO/Detroit of Chattanooga, Inc.
DACCO/Detroit of Colorado, Inc.
DACCO/Detroit of Florida, Inc.
DACCO/Detroit of Georgia, Inc.
DACCO/Detroit of Indiana, Inc.
DACCO/Detroit of Kentucky, Inc.
DACCO/Detroit of Maryland, Inc.
DACCO/Detroit of Memphis, Inc.
DACCO/Detroit of Michigan, Inc.
DACCO/Detroit of Minnesota, Inc.
DACCO/Detroit of Missouri, Inc.
DACCO/Detroit of Nebraska, Inc.
DACCO/Detroit of Nevada, Inc.
DACCO/Detroit of New Jersey, Inc.
DACCO/Detroit of North Carolina, Inc.
DACCO/Detroit of Ohio, Inc.
DACCO/Detroit of Oklahoma, Inc.
DACCO/Detroit of Pennsylvania, Inc.
DACCO/Detroit of South Carolina, Inc.
DACCO/Detroit of Texas, Inc.
DACCO/Detroit of Virginia, Inc.
DACCO/Detroit of West Virginia, Inc.
DACCO/Detroit of Wisconsin, Inc.
DACCO Transmission Parts (NY), Inc.
Deflecto Canada Ltd.
Deflecto Corporation
Detroit Transmission Products Co.
GramTel - Illinois, Inc.
GramTel - Midwest, Inc.
GramTel USA, Inc.



                                       A-1
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Instachange Displays Limited
JI Ventures, Inc.
JII LLC
JII Promotions, Inc.
Jordan Auto Aftermarket, Inc.
Jordan Specialty Plastics, Inc.
Nashville Transmission Parts, Inc.
Pamco Printed Tape & Label Co., Inc.
Pioneer Paper Corporation
Rolite Plastics, Inc.
Sate-Lite HK, Inc.
Sate-Lite Manufacturing Company
Seaboard Folding Box Corporation
SPL Holdings, Inc.
Tele-Flow, Inc.
Valmark Industries, Inc.
Welcome Home LLC
YT Holdings, Inc.